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                                                                    EXHIBIT 99.1


                                   SPSS INC.

                       CODE OF BUSINESS CONDUCT & ETHICS


1.       PURPOSE


         SPSS Inc. ("SPSS") is committed to conducting its business with the highest level of integrity. As such, SPSS is adopting this Code of Ethics (the "Code of Ethics") for its directors, officers and employees. An uncompromising commitment to this Code of Ethics is essential to the maintenance of the Company's strong ethical foundation.

         This Code of Ethics highlights some of the more frequent ethical questions that you may face during your employment or association with SPSS. The items set forth in this Code of Ethics are not intended to be exhaustive and are, in fact, intended to serve only as a minimum standard of conduct.

         If you are uncertain as to whether a particular situation may violate this Code of Ethics or are otherwise concerned about any particular action or scenario, please follow the procedures outlined in Section 6 below.

2.       COMPLIANCE

         Each director, officer and employee of SPSS must comply with both this Code of Ethics and all federal and state laws, rules and regulations affecting the Company's business. The failure to comply with any of the foregoing will give rise to disciplinary measures, up to and including immediate discharge from SPSS.

3.       GENERAL STANDARD OF CONDUCT

         The Company's General Standard of Conduct applies to all SPSS directors, officers and employees. Each SPSS director, officer and employee is expected to conduct his or her affairs with uncompromising honesty and integrity. Many decisions are made every day at all levels of SPSS. This process is how we move forward and accomplish our business goals. We, as individuals, are accountable for making good decisions and for the outcomes those decisions produce. This General Standard of Conduct provides guidance for our decisions.

        (a) Standard of Ethics.


             Each SPSS director, officer and employee is expected to

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         (i)   be honest and ethical in dealing with the Company's clients, vendors and other business affiliates;

         (ii) be respectful of the rights of your fellow employees by refraining from actions sounded in discrimination, libel, slander or harassment;

         (iii) allow each SPSS director, officer and employee equal opportunity, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran's status, handicap or disability; and

         (iv) alert management whenever an illegal, dishonest or unethical act is discovered or suspected in accordance with Section 6 below.

  (b)    Conflicts of Interest

         You may not engage in any conduct that represents a conflict of interest. Conduct that represents a conflict of interest includes (i) any investment, activity or association that makes it difficult to perform work for SPSS in an objective and efficient manner or (ii) any investment, activity or association that causes you to receive improper personal benefits as a result of your position with SPSS. Examples of conduct that represents a conflict of interest include, without limitation:

         (i) Activities that cause SPSS to engage in business transactions with your relatives or friends;

         (ii) The exploitation of a personal opportunity that is discovered through the use of corporate property, information or position;

         (iii) The use of nonpublic SPSS, client or vendor information for personal gain by you or your relatives or friends (including securities transactions based on such information) or in any manner that otherwise violates the SPSS Insider Trading Policy;

         (iv) An investment that causes or may cause you to have more than a modest financial interest in the SPSS vendors, clients or competitors;

         (v) The receipt of a loan or guarantee of obligations, from SPSS or a third party as a result of your position at SPSS; or

         (vi) Participation in any activity that competes, may compete or may appear to compete with SPSS while you are employed by SPSS.

     (c) Gifts, Bribes and Kickbacks

         Neither you nor your relatives may give gifts to, or receive gifts from, the Company's clients and vendors (except for modest gifts given or received in the normal course of business such as travel or entertainment). Other gifts may be given or accepted only with prior approval of your senior management.
         In addition, neither you nor your relatives may pay or receive bribes or kickbacks (i.e. any item intended to improperly obtain favorable treatment).

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     (d) Alcohol/Substance Abuse

         SPSS is committed to a workplace free of substance abuse. We jeopardize ourselves and each other if we report to work impaired by the influence of alcohol or drugs. The use, possession, or distribution of unauthorized drugs or alcohol on SPSS time or on SPSS premises is prohibited. SPSS employees are encouraged to seek treatment for alcohol and substance abuse problems.

     (e) Purchasing Practices

         All purchasing decisions should be designed to produce the best overall value for SPSS. Important considerations in many purchasing decisions include competitive bids, partnering arrangements, incentive-based contracts, quality verification and confirming the legal and financial condition of the supplier. Every effort should be made to avoid not only the actual occurrence but even the appearance of personal conflicts in purchasing decisions. Accordingly, you should employ extra caution if you are considering making purchases on behalf of SPSS from family members or friends. At a minimum, you must discuss any such potential transaction with your supervisor prior to requesting bids or votes from friends, family or any entity in which such individuals have a managerial position. Agreements should be written and have established expectations set forth for all parties.

     (f) Loans

         You may not request or accept loan from SPSS. Notwithstanding the foregoing, you may receive payroll advances and/or draws from SPSS if such advance or draw is properly documented in accordance with the SPSS established procedure.

     (g) Improper Use or Theft of SPSS Property

         You must use SPSS assets for only a legitimate business purpose. You must safeguard SPSS property from loss or theft, and may not take such property for personal use. SPSS property includes confidential information, software, computers, office equipment, and supplies.

     (h) Compliance with Policies

         You may neither conceal mistakes nor falsify any SPSS, client or third party record. Mistakes must be fully disclosed and corrected.


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         Applicable laws and SPSS policy require SPSS to keep books and records that accurately and fairly reflect all financially significant, and in some cases, even non-financial, aspects of the Company's business. Each of us, regardless of our position with SPSS, may engage in or know of activities which should be reflected in the Company's books and records. In an effort to insure that SPSS satisfies its obligation to maintain accurate books and records, we maintain a system of internal accounting controls and have adopted other non-accounting policies designed to insure:

         (i) that SPSS enters into only those transactions, and our employees engage in only such conduct, as is designed to promote a proper business purpose;

         (ii) that all aspects of our conduct on behalf of SPSS has been reviewed and approved by persons with appropriate skills and experience; and

         (iii) that all aspects of our conduct on behalf of SPSS are made known to persons within our organization who are responsible for ensuring that the SPSS financial reporting and other disclosure obligations are satisfied (which obligations are imposed not only by applicable law, but also by the relationships of trust and confidence we seek to establish with customers, suppliers, investors and others with whom SPSS maintains a relationship).

         It is the responsibility of all SPSS employees to be aware of, and to comply with, the requirements of our internal accounting controls and other non-accounting policies. In addition to this general requirements, all employees who have any responsibility for accounting, financial reporting, internal controls or disclosure controls and procedures must act in strict accordance with the SPSS Accounting and Financial Reporting Integrity Policy attached hereto as Exhibit A.

     (i) Protection of SPSS, Client or Vendor Information

         You may not use or reveal SPSS, client or vendor confidential or proprietary information to others. Additionally, you must take appropriate steps to prevent unauthorized access to such information. Confidential and/or proprietary information includes, without limitation, the Company's software (including, without limitation, source listings therefor), as well as confidential and/or proprietary prospect and customer lists, data, research, specifications, memoranda, files, records, plans, concepts, flow charts, drawings, designs, descriptions, formulations, trade secrets and other confidential and/or proprietary information and property, including but not limited to, information regarding SPSS operations, businesses, affairs, management and market structure. The obligation to protect SPSS, client or vendor information under this Section 6(i) is not intended to limit any obligations that an SPSS director, officer or employee may have under an existing agreement with the company.



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     (j) Sales

         SPSS employees involved in the sale of SPSS products may not include misstatements or unsupportable information in connection with any sales proposal. In addition, such employees may not make unsupportable promises concerning the Company's products. SPSS employees involved in the sale of SPSS products must ensure that any written contract entered into with an SPSS customer documents the entire agreement between SPSS and such customer; any agreement that is not incorporated into the text of the written contract will be ineffective.

     (k) Use of Third Party Software

         All third-party software used at SPSS must be properly licensed. In particular and without limiting the foregoing, any third-party software used on SPSS equipment must be properly licensed to SPSS or an SPSS employee. Each SPSS employee will use third-party software in accordance with the applicable license between SPSS and such third party.

     (l) Developing Software

         SPSS employees involved in the design, development, testing, modification or maintenance of SPSS software must not tarnish or undermine the legitimacy and "cleanliness" of the Company's products by copying or using unauthorized third party software or confidential information. You may not possess, use or discuss proprietary computer code, output, documentation or trade secrets of a non-SPSS party, unless authorized by such party.


     (m) Electronic Communications

         SPSS employees must use electronic mail in accordance with the SPSS "Electronic Communication Policy" located in the SPSS employee handbook.

     (n) Securities Trading

         You must ensure that your actions are in full compliance with the SPSS Insider Trading Policy at all times.

     (o) Political Contributions

         Personal contributions to political parties or candidates are a matter of individual choice. Such contributions may not be represented as being made on behalf of SPSS. SPSS funds may not be used for political contributions.

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     (p) Retention of Business Records

         SPSS business records must be maintained in accordance with the guidelines established by the Company's Vice President, Finance and Vice President, Legal Counsel. Records may be destroyed only at the expiration of the pertinent period. In no case may documents involved in a pending or threatened litigation, government inquiry or under subpoena or other information request, be discarded or destroyed, regardless of the periods specified above. In addition, you may never destroy, alter, or conceal, with an improper purpose, any record or otherwise impede any official proceeding, either personally, in conjunction with, or by attempting to influence another person.


4.   EXECUTIVE STANDARD OF CONDUCT

     The Company's Executive Standard of Conduct applies to its Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and other senior financial officers. SPSS expects the highest possible ethical conduct from its CEO, CFO and other senior financial officers. As such, CEO, CFO and other senior financial officers must comply with both SPSS's General Standard of Conduct and the Executive Standard of Conduct. A dedicated commitment to both standards of conduct will assist SPSS in maintaining its strong ethical foundation.

     (a) Conflicts of Interest

         The SPSS CEO, CFO and other senior financial officers may not engage in any conduct that represents an actual or apparent conflict of interest between his or her personal and professional relationships. Conduct that represents a conflict of interest is described in Section 3(b) above.

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     (b) Accurate Periodic Reports

         The SPSS CEO, Chief Financial Officer and other senior financial officers are expected to exercise the highest standards of care in making full, fair, accurate, timely and understandable disclosures in each report or document filed by SPSS with the SEC, each earnings release and any other public communications made by SPSS. In accordance with this expectation, all SPSS accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction. All records must fairly and accurately reflect the transactions or occurrences to which they relate and must fairly and accurately reflect, in reasonable detail, the assets, liabilities, revenues and expenses of SPSS. The accounting records of SPSS may not contain any false or intentionally misleading entries. No transactions should be intentionally misclassified as to accounts, departments or accounting periods and all transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period. You may not conceal information from KPMG LLP or any other firm or individual conducting either an independent or internal audit of SPSS. Finally, you must fully comply with the system of internal accounting controls of SPSS.


     (c) Accountability for Compliance with Executive Standard of Conduct

         The SPSS CEO, CFO and other senior financial officers are expected to comply, at all times, with the SPSS General Code of Conduct, Executive Code of Conduct and all applicable federal and state laws, rules and regulations. The consequences to SPSS of any departure from this policy can be extremely serious. As such, the failure to comply with any of the foregoing will give rise to disciplinary measures, up to an including immediate discharge from SPSS.

     (d) Reporting Violations

         If you engage, or are aware that any individual who is subject to this Executive Standard of Conduct is engaging in any activity that is or may be prohibited by the General Standard of Conduct or the Executive Standard of Conduct, you must report such incident pursuant to the procedure set forth in
         Section 6 below.

5.   AMENDMENTS AND WAIVERS

     The Code of Ethics applies to all SPSS directors, officers and employees, except as allowed by a vote of the Board of Directors, or a designated committee, which will ascertain whether an amendment or waiver is appropriate and ensure that the amendment or waiver is accompanied by appropriate controls designed to protect SPSS.

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6.   REPORTING QUESTIONS, CONCERNS OR ALLEGED VIOLATIONS OF THE CODE OF ETHICS

     (a) Reporting Questions or Concerns

         If you have a question or concern regarding any aspect of this Code of Ethics, you may contact any member of the SPSS
         Corporate Governance Committee, as indicated in Section 6(c) below.

     (b) Reporting Alleged Violations

         If you have identified a potential violation of this Code of Ethics, you must report such incident to any member of the SPSS Corporate Governance Committee pursuant to the procedures outlined in Section 6(c) below.

     (c) Procedure for Reporting

         To make a report pursuant to Section 6(a) or 6(b), above, please follow the procedure detailed in this Section 6(c). The procedure set forth in this Section 6(c) will not apply, however, if your particular question, concern or allegation addresses accounting, auditing or financial reporting issues. PLEASE FOLLOW THE "ACCOUNTING AND FINANCIAL REPORTING INTEGRITY POLICY" SET FORTH ON EXHIBIT A ATTACHED HERETO IF YOUR SPECIFIC CONCERN ADDRESSES EITHER THE SPSS ACCOUNTING METHODS, INTERNAL ACCOUNTING CONTROLS OR AUDITING MATTERS OR THE SPSS PROCEDURES FOR REPORTING FINANCIAL INFORMATION (EACH AS DESCRIBED IN SECTION 1 OF EXHIBIT A).


         To file a report pursuant to this Section 6(c), please contact a member of the Company's Corporate Governance Committee via SPSS interoffice mail, telephone or electronic mail as follows:


    Name                If by Mail           If by Telephone         If by Email
--------------------------------------------------------------------------------------
Tony Ciro        SPSS Interoffice Mail     (312) 651-3650         tciro@spss.com
--------------------------------------------------------------------------------------
Bob Brinkmann    SPSS Interoffice Mail     (312) 651-3605         bbrinkmann@spss.com
--------------------------------------------------------------------------------------
Marc Nelson      SPSS Interoffice Mail     (312) 612-2029         mdnelson@spss.com
--------------------------------------------------------------------------------------
Susan Phelan     SPSS Interoffice Mail     (312) 651-3452         sphelan@spss.com
--------------------------------------------------------------------------------------
Terry Schohn     SPSS Interoffice Mail     (312) 651-3484         tschohn@spss.com
--------------------------------------------------------------------------------------
Matt Cutler      SPSS Interoffice Mail     (312) 651-3554         mcutler@spss.com
--------------------------------------------------------------------------------------
Judy Cornelius   SPSS Interoffice Mail     (312) 651-3186         jcornelius@spss.com
--------------------------------------------------------------------------------------

         Your correspondence or communication (each, a "Report") must describe, in detail, your question, concern or allegation. If applicable, please include any relevant documents. Any information submitted in your Report will remain confidential, except as necessary to conduct an investigation and take any remedial action, in accordance with applicable law. You may submit your Report on an anonymous basis.


         After a Report is submitted, the Corporate Governance Committee will review the Report and present the information set forth therein to Edward Hamburg, SPSS Executive Vice President, Corporate Operations and Chief Financial Officer. If your Report raises a question or concern regarding this Code of Ethics, the Corporate Governance Committee will determine the appropriate manner in which to respond to your question or concern. If your Report alleges a violation of this Code of Ethics, the Corporate Governance Committee, together with Mr. Hamburg, will assess both the merits of the claim and the potential consequences of the alleged violation and implement any necessary remedial actions or penalties.


7.   PROTECTION FROM RETALIATION

     SPSS strictly prohibits discrimination, retaliation or harassment of any kind against any director, officer or employee who, based on the employee's reasonable belief that such conduct or practices have occurred or are occurring, submits a Report pursuant to or participates in an investigation regarding this Code of Ethics.

     If you believe that you have been subject to such discrimination, retaliation or harassment for having made a Report under this Code of Ethics, you must immediately report those facts in the manner provide in Section 6 above. Any such complaint shall be promptly and thoroughly investigated. You have the commitment of SPSS that, if a complaint of discrimination, retaliation or harassment is substantiated, appropriate disciplinary action will be taken.

                                   Exhibit A

              Accounting and Financial Reporting Integrity Policy

     SPSS is committed to preserving the integrity of its financial reporting procedures and the accuracy of the information provided to its stockholders, financial markets and various federal/state regulatory agencies. As such, SPSS encourages its employees to report any questionable accounting methods, internal accounting controls or auditing matters (collectively, the "Accounting Procedures") or concerns regarding the Company's procedures for reporting financial information (collectively, the "Financial Reporting Procedures") as detailed in this Accounting and Financial Reporting Integrity Policy. Actions giving rise to questionable Accounting Procedures or Financial Reporting Procedures constitute serious violations of the Company's Code of Ethics.

1.   ACCOUNTING PROCEDURES AND FINANCIAL REPORTING PROCEDURES

     To preserve the integrity of its Accounting Procedures and Financial Reporting Procedures, SPSS must maintain the following standards:

     (a) SPSS must make full, fair, accurate, timely and understandable disclosures in its periodic reports.

     (b) All SPSS accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction.

     (c) All records must fairly and accurately reflect the transactions or occurrences to which they relate.

     (d) All records must fairly and accurately reflect, in reasonable detail, the SPSS assets, liabilities, revenues and expenses.

     (e) All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

     (f) Each director, officer and employee, as applicable, must fully comply with the SPSS system of internal accounting controls

     (g) The SPSS accounting records may not contain any false or intentionally misleading entries.

     (h) No transactions should be intentionally missclassified as to accounts, departments or accounting periods.

     (i) Information may not be concealed from KPMG LLP or any other firm or individual conducting either an independent or internal audit of SPSS.


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2.   REPORTING A QUESTION OR CONCERN

     If you have a question or concern regarding questionable Accounting Procedures or Financial Reporting Procedures, you must report this information to a member of the audit committee (the "Audit Committee") of the board of directors of SPSS. You may contact any member of the Audit Committee by U.S. mail, telephone or electronic mail as follows:


-----------------------------------------------------------------------------------------------------------------------
    Name            If by U.S. Mail                      If by Telephone      If by Email
-----------------------------------------------------------------------------------------------------------------------

Michael Blair,      Cyborg Systems, Inc.                 (312) 279-6575       mike_blair@cyborg.com
Audit Committee     120 S. Riverside Plaza
Member, Chairman    Chicago, IL 60606

                    **with a copy to Larry Samuels                            **with a copy to Larry Samuels
                    (see contact information below)(1)                        (see contact information below)(1)
-----------------------------------------------------------------------------------------------------------------------
Kenneth Holec,      18434 Bearpath Trail                 (952) 975-3645       ken_holec@att.net
Audit Committee     Eden Prairie, MN 55347-3455
Member
                    **with a copy to Larry Samuels                            **with a copy to Larry Samuels
                    (see contact information below)(1)                        see contact information below)(1)
-----------------------------------------------------------------------------------------------------------------------
William Binch,      83 Hollins Drive                     (831) 457-8300       bbinch@pacbell.net
Audit Committee     Santa Cruz, CA 95060
Member
                    **with a copy to Larry Samuels                            **with a copy to Larry Samuels
                    (see contact information below)(1)                        (see contact information below)(1)
-----------------------------------------------------------------------------------------------------------------------

     (1) Larry Samuels: Mail: Ross & Hardies, 150 North Michigan Ave., Suite 2500, Chicago, IL 60601; Phone: 312-750-8693; Email:
         larry.samuels@rosshardies.com.


     Your correspondence or communication (each, a "Report") must describe, in detail, the questionable accounting or auditing matter or the report of fraudulent financial information. If applicable, please include any relevant documents.


     Each Report will be promptly and thoroughly investigated in accordance with the procedures set forth in Section 3 below. All information disclosed during the course of the investigation will remain confidential, except as necessary to conduct the investigation and take any remedial action, in accordance with applicable law.

     You may submit your Report on an anonymous basis.

3.   INVESTIGATION OF REPORTS AND REMEDIAL ACTION

     The Audit Committee's response to Reports submitted pursuant to this Accounting and Financial Reporting Integrity Policy will depend on the nature and gravity of the conduct or circumstances reported and the quality of the information provided. Where the Audit Committee determines, pursuant to the procedures set forth below, that questionable Accounting Procedures or Financial Reporting Procedures have occurred or are occurring, matters will be corrected and, if appropriate, the person responsible will be disciplined.

     The Audit Committee will respond to each Report in the following manner:

     (a) Within five (5) business days following the receipt of a Report, the Audit Committee will hold a telephonic meeting to initiate a preliminary evaluation of the Report, which preliminary evaluation may include consultation with any advisors to the Audit Committee. This preliminary evaluation will include an examination of the available evidence and related circumstances to determine whether a broad investigation is required.

     (b)  If a broad investigation is required:

          (i) All SPSS employees have a duty to cooperate with the Audit Committee's investigation. An employee shall be subject to disciplinary action if such employee fails to cooperate in an investigation, or deliberately provides false information during an investigation.

          (ii) No SPSS employee shall attempt to conduct an independent investigation of the questions or concerns set forth in a Report.

          (iii) No SPSS employee or member of the SPSS Board of Directors, other than as specifically warranted by the Audit Committee, shall confront or question the individual accused of the alleged violation.

     (c) The Audit Committee shall maintain an official record of each investigation. This record shall include all disclosures set forth in the Report, information obtained by the Audit Committee throughout its investigation and the Audit Committee's recommended course of action. This record should be maintained by the Audit Committee in accordance with the guidelines established by the Vice President, Finance and Vice President, Legal Counsel of SPSS.

     (d) Upon completion of the investigation, the Audit Committee will inform the Company's Chief Executive Officer, Chief Financial Officer and Board of Directors of its conclusion and recommended course of action. If the Audit Committee determines that a violation of the SPSS Code of Ethics has occurred or is occurring as a result of questionable Accounting Procedures or Financial Reporting Procedures, the Audit Committee shall direct SPSS to take effective remedial action commensurate with the severity of the offense. This remedial action may include disciplinary action against the accused party, up to and including termination. Reasonable and necessary steps will also be taken to prevent a recurrence of the alleged action.


     The Audit Committee will describe to the Board on a quarterly basis the status of each Report under investigation.

4.   PROTECTION FROM RETALIATION

     SPSS strictly prohibits discrimination, retaliation or harassment of any kind against any employee who, based on the employee's reasonable belief that such conduct or practices have occurred or are occurring, reports such information to the Audit Committee pursuant to this Accounting and Financial Reporting Integrity Policy. SPSS also strictly prohibits any discrimination, retaliation or harassment against any employee who participates in an investigation of complaints about questionable accounting or auditing matters, or of the reporting of fraudulent financial information.

     If you believe that you have been subject to discrimination, retaliation or harassment for having made a Report under this Accounting and Financial Reporting Integrity Policy, you must immediately report those facts to the Audit Committee in the manner provided in Section 2 above. Any such complaint shall be promptly and thoroughly investigated in accordance with the Audit Committee's investigation procedures outlined above.

     You have the commitment of SPSS and of the Audit Committee that, if a complaint of discrimination, retaliation or harassment is substantiated, appropriate disciplinary action will be taken.